Exhibit 99.1

For Immediate Release

Brookdale Announces Leadership Changes

NASHVILLE, Tenn., March 1, 2016 -- Brookdale Senior Living Inc. (NYSE: BKD) today announced that Mark Ohlendorf, the Company's President, will step down effective March 18, 2016, and that Kristin Ferge, the Company's Executive Vice President and former Chief Accounting Officer and Treasurer, will step down effective March 11, 2016.  Upon the effective date of Mr. Ohlendorf's departure from the Company, Andy Smith, Brookdale's CEO, will assume the role of President and Chief Executive Officer.

Mr. Smith said, "As we've worked through the transition process following the hiring of Labeed Diab as our new Chief Operating Officer and Cindy Baier as our new Chief Financial Officer late last year, we have continued to refine our thinking regarding the organizational structure necessary to position us for future growth and success.  As a result of that review, we have determined that it is best to move most of the functions currently reporting to Mark and Kristin to the organizations headed by Labeed and Cindy."

Mr. Diab will assume oversight of the Company's service alignment and owner relations functions, and Ms. Baier will assume oversight of the Company's pricing, revenue cycle management and analytics initiatives.  Mr. Smith will assume oversight of the Company's corporate development function and strategy and innovation initiatives.

Mr. Ohlendorf has served in a variety of executive leadership roles for Brookdale and one of its predecessor companies since 1997, including service as Brookdale's Chief Financial Officer from March 2007 until November 2015.  Ms. Ferge joined one of Brookdale's predecessors in 1998 and has served as an Executive Vice President of Brookdale since August 2005 and as Chief Accounting Officer from July 2014 through January 2016.

"On behalf of our Board and everyone at Brookdale, I want to express our sincere thanks to Mark and Kristin for their tremendous leadership over the years" said Mr. Smith. "They are talented and dedicated leaders who have made many valuable contributions to our company, and we wish them all the best."

About Brookdale Senior Living
Brookdale Senior Living Inc. is the leading operator of senior living communities throughout the United States.  The Company is committed to providing senior living solutions primarily within properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently Brookdale operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with approximately 1,123 communities in 47 states and the ability to serve approximately 108,000 residents.  Through its ancillary services program, the Company also offers a range of outpatient therapy, home health, personalized living and hospice services.  Brookdale's stock is traded on the New York Stock Exchange under the ticker symbol BKD.

CONTACTS
Brookdale Senior Living Inc.
Investors: Media:	Ross Roadman (615) 564-8104 rroadman@brookdale.com Julie Davis (615) 564-8225 jkdavis@brookdale.com
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